EXHIBIT 10.1



                  FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT


     This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT is entered into as of this 31st day of DECEMBER, 2008 (this "Amendment"), by and between WorldWater & Solar Technologies Corp. f/k/a WorldWater & Power Corp. having an office at 200 Ludlow Drive, Ewing, New Jersey 08630 (the "Company"), and Quentin T. Kelly, residing at 117 Hopewell-Rocky Hill Road, Hopewell, New Jersey 08525 (the "Employee").


                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated as of December 18, 2006, effective as of January 1, 2007 (the "Employment Agreement"); and

     WHEREAS, Section 4.3 of the Employment Agreement permit the parties to modify the Agreement in a document signed by the Employee and the Company; and

     WHEREAS, Company and the Employee wish to modify the Employment Agreement in certain respects, including among other things to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, or an exception thereto.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows effective December 31, 2008:

                                   Section 1

     Section 1.2 shall be amended by replacing the first sentence with the following: "The Company shall employ Employee as an Advisor."

                                   Section 2

Section 2.1(a) shall be amended by deleting such Section and replacing it with the following: "Either Employee or the Company may terminate Employee's employment without Cause immediately upon written notice to the other." Section 2.1(e) and Section 2.1(f) shall be deleted. Employee acknowledges that it is the Company's current intent to terminate Employee shortly following the execution of this Agreement and that there is no express or implied promise or intention that Employee remain employed by the Company for any period of time.

                                   Section 3

Section 2.2(a) shall be amended by deleting such Section and replacing it with the following: "If the Employee's employment is terminated pursuant to Section 2.1(a), the date that is specified in the written notice, which in the event of termination by Employee shall not be more than five (5) days following the issuance of such notice."

                                   Section 4

Section 2.2(b) shall be amended by replacing the clause beginning "or by the Employee pursuant to Section 2.1(f)" and ending "whichever is longer" with the
words,   "the date of death or Disability."  Section 2.2(d) shall be deleted.

                                   Section 5

Section 2.2(e) shall be amended by deleting from the fifth line the phrase "or 2.1(f)"; by inserting after "2.1(b)," in the fourth line the word "or"; and by deleting the language beginning with the words, "except further in the event of a termination of employment in accordance with Section 2.1(f)(iv)" through the end of the section.

                                   Section 6

     Section 2 shall be amended by adding a new subsection 2.2(f) to read as set forth below:

(f) Effect of Termination Pursuant to Section 2.1(a). Upon termination ------------------------------------------------- of employment in accordance with Section 2.1(a), in lieu of any benefits under Section 1.4 other than Section 1.4(a) and any benefits required to be provided to Employee by law, and contingent (i) on the Employee's execution, delivery, and non-revocation of a general release in favor of the Company, its subsidiaries, affiliates, and each of their officers, directors, employees and agents, in which Employee executes a release of all known, unknown, past, future and other claims against the Company, other than claims for the breach of this Agreement, which release (the "Release Agreement") shall be in form and substance satisfactory to the Company in its sole and absolute discretion, and (ii) the Employee's compliance with all other provisions hereof, the Employee will be entitled to the following benefits:

     (i) subject to the last paragraph of this Section 2.1(f) hereof, from the Date of Termination until March 31, 2010, monthly payments of $25,000.00 payable on the last day of each month (pro-rated for any partial month), and on the later of the Date of Termination and April 30, 2010, a lump sum payment of $525,000.00 (less any salary payments made with respect to the period beginning April 1, 2010), to be paid within five days following the later of the Date of Termination and April 30, 2010.;

     (ii) immediate vesting of all of the Employee's then outstanding stock options and, notwithstanding any provision in the Stock Option Plan or any of Employee's Stock Option Certificates to the contrary, an extended exercise period as shown on the chart below to exercise such options so long as such period does not extend beyond the 10th anniversary of the original date of grant of any such option (Employee acknowledges that Company shall not be liable or obligated in any way to Employee for tax or other effects of such modifications);

                    GRANT DATE     EXTENDED EXERCISE PERIOD

                      8/25/99     8/25/09
                     12/31/01     12/31/11
                     12/31/01     12/31/11
                     12/31/02     12/31/11 to 06/30/12
                       7/1/03     12/31/11 to 06/30/12
                      10/1/03     12/31/11 to 06/30/12
                     12/31/02     12/31/11 to 06/30/12
                       7/1/04     12/31/11 to 06/30/12
                     12/31/04     12/31/11 to 06/30/12
                     12/31/04     12/31/11 to 06/30/12
                     12/31/05     12/31/11 to 06/30/12
                      1/1/07      12/31/11 to 06/30/12

     The Company hereby agrees to the cashless exercise of Employee's options provided for in this section and to take such steps necessary to effectuate such exercise.

     (iii) subject to the last paragraph of this Section 2.1(f) hereof, one million (1,000,000) shares of the Company's common stock, which shall be granted subject to Employee's making provision reasonably acceptable to the Company to pay all withholding taxes with respect to such shares;

     (iv) the immediate grant of all right, title and interest (without any encumbrances or restrictions) in Employee's office furniture at the time of his termination, which grant shall not include any of the Company's artwork;

     and

     (v) the Company shall transfer, and Employee shall immediately take all actions reasonably requested by the Company to accept, title to the Company-owned vehicle in Employee's possession. The fair market value of the vehicle (as determined by reference to the Kelly Blue Book guide, using trade-in value in "good" condition as of the Date of Termination) shall be deducted from the lump sum payment made to Employee pursuant to
     Section 2.2(f)(i);


Notwithstanding the foregoing, the delivery of 1,000,000 shares of common stock and payment of cash amounts payable to the Employee pursuant to this Agreement from his separation from service to the Delayed Payment Date will be made on the Delayed Payment Date. The term "Delayed Payment Date" shall mean the date that is six (6) months and one (1) day after the Date of Termination.

Additionally, Employee and the Company have reached a preliminary and non-binding understanding with respect to the material terms of an asset sale whereby Employee would purchase from the Company all right, title and interest (without any encumbrances or restrictions) in (a) the "Mobile MaxPure" name and line of business (including all associated equipment, hard assets and software),
(b) the "WorldWater & Solar Technologies" name and (c) the intellectual property associated with Mobile MaxPure (collectively, the "Assets"). Employee would not assume any existing warranty obligations or any liabilities for sales or activities prior to the date of closing on a definitive asset purchase agreement. The total purchase price of the Assets would be $250,000 (the "Purchase Price"). In the event Employee and the Company enter into a mutually acceptable asset purchase agreement, $225,000 of the Purchase Price will be considered to have been paid prior to closing as a result of Employee's agreement, as set forth in this Amendment, to a reduction in the severance benefits that would have otherwise been potentially due to Employee under the terms of the Employment Agreement. If, for any reason, the sale and purchase of the Assets does not occur, Employee shall not be entitled to any increase or change in the severance benefits as set forth in this Amendment. The remaining $25,000 of the Purchase Price would be paid in cash in the form of a $25,000 deduction from the lump sum payment of $525,000 referenced in Section 2.2(f)(i) hereof. The provisions of this paragraph are intended solely as a basis for further discussion and are not intended to be and do not constitute a legally binding offer or obligation and are subject in all respects to the negotiation, execution, and delivery of mutually acceptable definitive documentation by and among the parties with respect to the sale and purchase of the Assets.

                                  Section 7

     Section 2 shall be amended by adding a new subsection 2.2(g) to read as follows:

     (g)     Resignations.      Effective immediately upon the Date of
             ------------       Termination, Employee hereby resigns from the
             Board of Directors of the Company and each of its subsidiaries, and from all other positions with such entities, and agrees to promptly deliver notices of resignation and to take such further actions as are requested by the Company to effect such resignation, immediately upon the Company's request.


                                  Section 8

     The Employment Agreement shall be amended by adding a new Section 3.5 to read as follows:

3.5     No Restrictive Covenants.  The Employee is not subject to any
        ------------------------
restrictive covenants other than as expressly set forth in this Article III.

                                  Section 9

          Section 4.1 is hereby deleted.


                                  Section 10

     The Employment Agreement shall be amended by adding a new Section 4.10 to read as follows:

4.10     Compliance with Code Section 409A.  The parties intend that this
         ---------------------------------
Employment Agreement meet the requirements of Section 409A of the Code (and any successor provisions of the Code) and the regulations and other guidance issued thereunder (the "Requirements") and be operated in accordance with such Requirements so that benefits under this Plan shall not be included in income under Section 409A of the Code. Any ambiguities in this Plan shall be construed to effect the intent as described in this Section 4.10. If any provision of this Plan is found to be in violation of the Requirements, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the Requirements, or shall be deemed excised from this Plan, and this Plan shall be construed and enforced to the maximum extent permitted by the Requirements as if such provision had been originally incorporated in this Plan as so modified or restricted, or as if such provision had not been originally incorporated in this Plan, as the case may be, provided that notwithstanding any other provision hereof to the contrary, no such severance, excise or construction that would materially increase the Company's obligations or reduce the Company's benefits under this Agreement shall be effected without the Company's consent, which may be withheld in its sole and absolute discretion. The Company makes no representation or warranty to Employee regarding the Compliance with this Agreement with the Requirements, and shall have no obligation to Employee with respect thereto.

For the period beginning on January 1, 2007 and ending on December 31, 2008, the Employment Agreement has been administered in good faith compliance with the requirements of Section 409A of the Code in accordance with the applicable guidance from the Internal Revenue Service.


                                   Section 11

    Employee represents and warrants to the Company that Employee has no knowledge of any breach by the Company of any of its obligations under the Agreement as of the date hereof, and, except for such benefits as cannot be waived by law, voluntarily waives his right to assert any such claims, known or unknown, accrued or contingent, in exchange for the benefits set forth herein. Except as amended by this First Amendment, the Employment Agreement shall remain in full force and effect.

                   [Signatures Appear on the Following Page]

     This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first above written.



WORLDWATER & SOLAR TECHNOLOGIES CORP.


By:    /s/ David Anthony
     --------------------------------
     Name:  David Anthony
     Title: Director and Member of the
            Compensation Committee



EMPLOYEE


By:    /s/ Quentin T. Kelly
     --------------------------------
     Name:  Quentin T. Kelly
            12/31/2008




          [SIGNATURE PAGE TO FIRST AMENDMENT TO EMPLOYMENT AGREEMENT]